EQUITABLE ACCUMULATOR SELECT (ROLLOVER IRA, ROTH CONVERSION IRA, NQ, QP,
AND TSA)


DATA PAGES
----------

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------

INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):      $25,000.00

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.


INVESTMENT OPTIONS                                             ALLOCATION (SEE SECTION 3.01)
------------------                                             -----------------------------
o     Alliance Aggressive Stock Fund                                        $15,000
o     Alliance Common Stock Fund                                            $ 2,500
o     Alliance High Yield Fund
o     Alliance Money Market Fund
o     Alliance Small Cap Growth Fund                                        $ 2,500
o     EQ/Alliance Premier Growth Fund
o     BT Equity 500 Index Fund
o     BT International Equity Index Fund
o     BT Small Company Index Fund
o     Capital Guardian International Fund
o     Capital Guardian Research Fund
o     Capital Guardian U.S. Equity Fund
o     JPM Core Bond Fund
o     Lazard Large Cap Value Fund
o     Lazard Small Cap Value Fund
o     MFS Emerging Growth Companies Fund
o     MFS Growth with Income Fund
o     MFS Research Fund                                                     $ 2,500
o     Morgan Stanley Emerging Markets Equity Fund
o     EQ/Putnam Growth & Income Value Fund                                  $ 2,500
o     EQ/Putnam Investors Growth Fund
o     EQ/Putnam International Equity Fund
o     GUARANTEE PERIODS (CLASS I)
       EXPIRATION DATE AND GUARANTEED RATE
       February 15, 2000
       February 15, 2001
       February 15, 2002
       February 15, 2003
       February 15, 2004
       February 15, 2005
       February 15, 2006
       February 15, 2007
       February 15, 2008
       February 15, 2009
                                                               -----------------------------
                                                               TOTAL:       $25,000.00





No. 94ICA/B                                                               (5/99)

Investment Options shown are Investment Funds of our Separate Account No. 49 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

5% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 5% (3% for amounts in the Alliance Money Market Fund and the Guarantee Periods) each day through your age 80 (or at your death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals.

Your current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08):

You may apply your Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under our Income Manager (Life Annuity with a Period Certain) payout annuity certificate. The Income Manager (Life Annuity with a Period Certain) payout annuity certificate provides payments during a period certain with payments continuing for life thereafter.

The period certain is based on your age at the time the Income Manager (Life Annuity with a Period Certain) is elected. The period certain is 10 years for ages 60 through 75; 9 years for age 76; 8 years for age 77; and 7 years for ages 78 through 83.

The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 7th or later Contract Date anniversary under this Certificate. However, it may not be exercised earlier than your age 60, nor later than age 83.

On the Transaction Date that you exercise your Guaranteed Minimum Income Benefit, the lifetime income that will be provided under the Income Manager (Life Annuity with a Period Certain) will be the greater of (i) your Guaranteed Minimum Income Benefit, and (ii) the amount of income that would be provided by application of your Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.



No. 94ICA/B                                                               (5/99)

Guaranteed Minimum Income Benefit Benefit Base - The Guaranteed Minimum Income Benefit benefit base is equal to the initial Contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 5% (3% for amounts in the Alliance Money Market Fund and Guarantee Periods) each day through your age 80, and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals.

Your Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are based on (i) interest at 2.5% and (ii) mortality tables that assume increasing longevity. See the attached table.

Your Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating your Guaranteed Minimum Income Benefit.

Your current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit (described above). Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.


No. 94ICA/B                                                               (5/99)